EXHIBIT 23.1

CONSENT OF BDO AUDIBERIA AUDITORES

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-3 (File No. 333-109607) and Form S-3 (File No. 333-40936) of Private Media Group, Inc. of our report dated March 26, 2004, with respect to the consolidated financial statements of Private Media Group, Inc. as of December 31, 2003 and 2002, and for the years then ended, which report appears in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2003.

Barcelona, Spain

March 29, 2004.

BDO Audiberia Auditores

/s/ BDO Audiberia Auditores